Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Rachel Bitner
Phone: 717-733-4181

ENB Financial Corp Reports Second Quarter 2023 Results

(July 18, 2023) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the second quarter of 2023 of $1,797,000, a $761,000, or 29.7% decrease, from the $2,558,000 earned during the second quarter of 2022. Net income for the six months ended June 30, 2023, was $4,238,000, a $1,511,000, or 26.3% decrease, from the $5,749,000 earned for the six months ended June 30, 2022. Basic and diluted earnings per share for the second quarter of 2023 and 2022 were $0.32 and $0.46, respectively and year-to-date earnings per share were $0.75 in 2023 compared to $1.03 in 2022.

The Corporation’s earnings were negatively impacted by several factors through the second quarter 2023 including higher interest expense, higher provision for credit losses, lower operating income, and higher operating expenses as detailed in the paragraphs that follow. These negative trends were partially offset by higher interest and dividend income.

The Corporation’s net interest income (NII) increased by $1,683,000, or 14.1%, and $4,766,000, or 21.0% for the three and six months ended June 30, 2023, compared to the same periods in 2022. The increase in NII primarily resulted from an increase in interest income on loans of $5,431,000, or 57.0%, and $10,313,000 or 56.2%, for the three and six months ended June 30, 2023, compared to the same periods in 2022, and an increase in interest income on securities of $465,000, or 15.1%, and $1,838,000 or 33.2%, for the three and six months ended June 30, 2023, compared to the same periods in 2022. Conversely, interest expense on deposits and borrowings increased by $4,539,000, or 578.2%, and $7,869,000 or 536.0%, for the three and six months ended June 30, 2023, compared to the same periods in the prior year due to the rapid market rate increases causing pressure on deposit retention and rates.

The Corporation recorded a provision for credit losses of $815,000 for the second quarter of 2023, compared to a provision of $650,000 for the second quarter of 2022. For the year-to-date period, provision expense was $2,072,000, an increase of $1,322,000, compared to provision expense of $750,000 recorded for the six months ended June 30, 2022. The Corporation adopted ASU 2016-13 Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments as of January 1, 2023. This required standard implements a methodology that reflects credit losses that are expected to occur over the remaining life of the financial asset. This new current expected credit loss model (CECL) is based on possible economic scenarios as well as qualitative factors specific to the Corporation. During the first half of 2023, there was a significant change in the forward credit outlook due to a high interest rate environment and the Corporation also grew its loan portfolio by $105 million during the first half of 2023, and downgraded a $5 million loan relationship to substandard requiring a higher provision related to this relationship. The allowance as a percentage of total loans was 1.30% as of June 30, 2023, and 1.31% as of June 30, 2022.

ENB FINANCIAL CORP

Other income decreased by $597,000, or 19.8%, and $1,619,000, or 24.2%, for the three and six months ended June 30, 2023, compared to the same periods in the prior year. This was primarily due to an increase in losses on securities sold. The Corporation sold investment securities to fund higher yielding loan growth during 2023 which resulted in realized losses of $954,000 for the quarter, and $1,364,000 for the year-to-date period. Additionally, the Corporation recorded unrealized losses on the Corporation’s bank stock portfolio of $106,000 for the three months ended June 30, 2023, and $302,000 for the six months ended June 30, 2023. Combined, losses on securities transactions increased by $930,000 for the quarter and $1,667,000 for the year-to-date period in 2023 compared to the prior year.

Total operating expenses increased by $1,725,000, or 15.0%, and $3,481,000 or 15.8%, for the three and six months ended June 30, 2023, compared to the same periods in 2022. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $1,194,000, or 17.8%, and $2,137,000, or 16.2% for the three and six months ended June 30, 2023, compared to the same periods in 2022, due to the competitive labor market, increased healthcare costs, and the cost to hire and retain qualified talent. Other operating expenses outside of salaries and benefits increased primarily due to increases related to technology investments.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2023 decreased to 0.39% and 6.85%, respectively, from 0.60% and 9.55% for the second quarter of 2022. For the six months ended June 30, 2023, the Corporation’s annualized ROA was 0.46%, compared to 0.68% in 2022, while the ROE was 8.27%, compared to 9.70% in 2022.

As of June 30, 2023, the Corporation had total assets of $1.90 billion, up 7.5%; total loans of $1.30 billion, up 24.5%; total deposits of $1.66 billion, up 4.9%; and total stockholders’ equity of $106.3 million, up 4.9%, from balances at June 30, 2022.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	June 30,		%
Balance Sheet	2023	2022	Change

Securities	$465,023	$587,913	-20.9%
Total loans	1,296,502	1,041,440	24.5%
Allowance for credit losses	16,833	13,606	23.7%
Total assets	1,903,652	1,770,345	7.5%
Deposits	1,655,951	1,578,280	4.9%
Total borrowings	131,193	83,926	56.3%
Stockholders' equity	106,334	101,401	4.9%

	Three Months Ended		Six Months Ended
Income Statement	June 30,		June 30,
	2023	2022	2023	2022

Net interest income	$13,657	$11,974	$27,461	$22,695
Provision for credit losses	815	650	2,072	750
Noninterest income	2,422	3,019	5,076	6,695
Noninterest expense	13,202	11,477	25,566	22,085
Income before taxes	2,062	2,866	4,899	6,555
Provision for income taxes	265	308	661	806
Net Income	1,797	2,558	4,238	5,749

Per Share Data
Earnings per share	0.32	0.46	0.75	1.03
Dividends per share	0.17	0.17	0.34	0.34

Earnings Ratios
Return on average assets (ROA)	0.39%	0.60%	0.46%	0.68%
Return on average stockholders equity (ROE)	6.85%	9.55%	8.27%	9.70%
Net Interest margin	3.01%	2.96%	3.04%	2.85%
Efficency ratio	76.3%	74.3%	68.8%	73.6%

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